Exhibit 12.1

TOPS HOLDING II CORPORATION

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to consolidated fixed charges for Fiscal 2014, the Fiscal 2013 Successor Period, the Fiscal 2013 Predecessor Period, Fiscal 2012, Fiscal 2011 and Fiscal 2010 (dollars in thousands, except ratio data).

	Successor		Predecessor
	Fiscal 2014 (52 weeks)	Fiscal 2013 (4 weeks)	Fiscal 2013 (48 weeks)	Fiscal 2012 (52 weeks)	Fiscal 2011 (52 weeks)	Fiscal 2010 (52 weeks)
Earnings:
Pre-tax (loss) income	$(22,190)	$(3,067)	$(24,946)	$(21,542)	$7,127	$(35,958)
Plus:
Fixed charges	93,327	7,309	73,349	67,602	69,792	69,393
Amortization of capitalized interest	36	3	167	189	189	269

Total available earnings	$71,173	$4,245	$48,570	$46,249	$77,108	$33,704

Fixed charges:
Interest expensed	$78,806	$5,891	$61,274	$55,209	$58,326	$58,316
Amortization of discounts and capitalized costs	4,240	579	2,892	3,417	3,150	2,728
Interest in rental expenses	10,281	839	9,183	8,976	8,316	8,349

Total fixed charges:	$93,327	$7,309	$73,349	$67,602	$69,792	$69,393

Deficiency	$(22,154)	$(3,064)	$(24,779)	$(21,353)		$(35,689)
Ratio of earnings to fixed charges	(A)	(B)	(C)	(D)	1.10	(E)

(A)	Due to the Company’s loss in Fiscal 2014, the ratio coverage was less than 1:1. The Company must generate additional earnings of $22,154 to achieve a coverage ratio of 1:1.
(B)	Due to the Company’s loss in the Fiscal 2013 Successor Period, the ratio coverage was less than 1:1. The Company must generate additional earnings of $3,064 to achieve a coverage ratio of 1:1.
(C)	Due to the Company’s loss in the Fiscal 2013 Predecessor Period, the ratio coverage was less than 1:1. The Company must generate additional earnings of $24,779 to achieve a coverage ratio of 1:1.
(D)	Due to the Company’s loss in Fiscal 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $21,353 to achieve a coverage ratio of 1:1.
(E)	Due to the Company’s loss in Fiscal 2010, the ratio coverage was less than 1:1. The Company must generate additional earnings of $35,689 to achieve a coverage ratio of 1:1.